As filed with the Securities and Exchange Commission on July 2, 2024
Registration No. 333-268033
Registration No. 333-277534

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268033
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277534

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AKILI, INC.
(Exact name of registrant as specified in its charter)

Delaware	92-3654772
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

13905 NE 128th Street, Suite 200
Kirkland, WA 98034
(Address of Principal Executive Offices, including Zip Code)

Akili, Inc. 2022 Stock Option and Incentive Plan
Akili, Inc. 2022 Employee Stock Purchase Plan
Akili Interactive Labs, Inc. Amended and Restated 2011 Stock Incentive Plan
(Full title of the Plans)

Daniel J. Elenbaas
President
Akili, Inc.
13905 NE 128th Street, Suite 200
Kirkland, WA 98034
(425) 821-8001
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Derek Liu
Emery D. Mitchell
Piotr Korzynski
Baker & McKenzie LLP
Two Embarcadero Center 11th Floor
San Francisco, CA 94111
Tel. (415) 576-3000

Joshua Zachariah, Esq.
Sarah Ashfaq, Esq.
Tevia Pollard, Esq.
Goodwin Procter LLP
100 Northern Ave
Boston, MA 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Akili, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock” or “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”).

•
Registration Statement on Form S-8 (No. 333-268033) filed with the SEC on October 27, 2022 pertaining to the registration of (i) 12,813,781 Shares issuable under the Akili, Inc. 2022 Stock Option and Incentive Plan (the “2022 Plan”), (ii) 1,167,881 Shares issuable under the Akili, Inc. 2022 Employee Stock Purchase Plan, (iii) 8,563,957 Shares issuable under the Akili Interactive Labs, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), and (iv) 5,439,042 Shares previously issued to certain directors and officers of the Registrant pursuant to the 2011 Plan.

•	Registration Statement on Form S-8 (No. 333-277534) filed with the SEC on February 29, 2024 pertaining to the registration of an additional 3,470,381 Shares issuable under the 2022 Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On May 29, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Virtual Therapeutics Corporation, a Delaware corporation (“Parent”), and Alpha Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on July 2, 2024, Purchaser was merged with and into the Registrant with the Registrant surviving as a wholly-owned subsidiary of Parent (the “Merger”). Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding Share (other than any (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned, directly or indirectly, by Parent or Purchaser immediately prior to the Effective Time and (iii) Shares held by any stockholder of the Registrant who was entitled to and properly demanded appraisal of such Shares in accordance with Section 262 of the Delaware General Corporation Law) was converted automatically into the right to receive a price per Share of $0.4340 (the “Offer Price”) from the Purchaser, payable subject to any applicable tax withholding and without interest, all subject to and in accordance with the terms and conditions set forth in the Offer to Purchase, dated June 3, 2024 and the related Letter of Transmittal.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on July 2, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

AKILI, INC.

/s/ Daniel J. Elenbaas
Name: Daniel J. Elenbaas Title: President